Exhibit 3.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:54 PM 10/15/2024
FILED 01:54 PM 10/15/2024
SR 20243951249 - File Number 5112412

CERTIFICATE OF INCORPORATION
OF

TRILLER GROUP INC.

ARTICLE I

NAME OF THE CORPORATION

The name of the corporation is Triller Group Inc. (the “Corporation’’).

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, DE 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL’’).

ARTICLE IV

CORPORATOR

The name and mailing address of the incorporator is: Wing-Fai Ng, AGBA Tower, 68 Johnston Road, Wan Chai, Hong Kong SAR.

ARTICLE V

PITAL STOCK

Section 5.01. Authorized Classes of Stock. The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is 1,500,000,000, of which 1,400,000,000 shares shall be shares of common stock having a par value of $0.001 per share (“Common Stock”) and 100,000,000 shares shall be shares of preferred stock having a par value of $0.001 per share (“Preferred Stock”). Of the Preferred Stock, 11,803,398 shares shall be preferred class A stock having a par value of $0.001 per share (the “Series A-1 Preferred Stock”) and 35,000 shares shall be preferred class B stock having a par value of $0.001 per share (the “Series B Preferred Stock”).

Section 5.02. Common Stock. Except as otherwise required by law, as provided in this Certificate of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the board of directors of the Corporation (the “Board of Directors”) with respect to any series of the Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share it holds. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary.

Section 5.03. Preferred Stock.

(1) Preferred Stock. The Board of Directors is hereby authorized to provide, by filing a certificate of designations pursuant to applicable law of the State of Delaware, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a) the designation of the series;

(b) the number of shares of the series;

(c) the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(d) whether the series will have voting rights, generally or upon specified events, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(e) whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(f) whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

(g) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(h) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(i) the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(j) any other relative rights, preferences, and limitations of that series.

(2) Series A-1 Preferred Stock. The Series A Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “paragraphs” in this Section 5.03(2) of this Article V refer to paragraphs in this Section 5.03(2) of this Article V. References to “Preferred Stock” in this Section 5.03(2) of this Article V mean the Series A-1 Preferred Stock.

(a) Dividends.

The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation) the holders of the Series A-1 Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A-1 Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock, the product of (A) the dividend declared, paid or set aside on such Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of such Series A-1 Preferred Stock; (ii) in the case of a dividend on a class or series of capital stock that is convertible into Common Stock, the product of (A) the dividend declared, paid or set aside per share of such class or series of capital stock and (B) the number of shares of Common Stock issuable upon conversion of a share of such Series A-1 Preferred Stock, divided by the number of shares of Common Stock issuable upon conversion of a share of such class or series of capital stock; or (iii) in the case of a dividend on any class or series that is not convertible into Common Stock, the product of (A) the amount of the dividend payable on each share of such class or series of capital stock divided by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) the applicable Original Issue Price (as defined in paragraph (b)(i)); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A-1 Preferred Stock pursuant to this paragraph (a) shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A-1 Preferred Stock dividend for the applicable series of Series A-1 Preferred Stock. The holders of then outstanding shares of Series A-1 Preferred Stock shall be entitled to receive dividends, only when, as and if declared by the Board of Directors, out of any funds and assets of the Corporation legally available therefor. The right to receive dividends shall not be cumulative.

(b) Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(i) Preferential Payments to Holders of Series A-1 Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A-1 Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders or, in the event of a Deemed Liquidation Event (as defined in paragraph (b)(iii)(A)), the holders of shares of Series A l Preferred Stock shall be entitled to be paid out of (x) the consideration payable to stockholders in such Deemed Liquidation Event (“Stockholder Consideration’’) or (y) the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (“Available Proceeds” and, together with the Stockholder Consideration, “Acquisition Consideration”), as applicable, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, ratably to the holders of Series A-1 Preferred Stock, an amount per share equal to (i) the Original Issue Price, plus (ii) any dividends declared but unpaid thereon (such amount, the “Series A Liquidation Amount”). The “Original Issue Price” shall mean, as to the Series A-1 Preferred Stock, $0.6341 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such series of Preferred Stock.

(ii) Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all Liquidation Amounts (as defined below) required to be paid to the holders of shares of Series A-1 Preferred Stock and Series B Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the remaining Acquisition Consideration not payable to the holders of shares of Series A-1 Preferred Stock pursuant to paragraph (b)(i), as the case may be, hall be distributed among the holders of the shares of Series A-1 Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all shares of Series A-1 Preferred Stock as if they had been converted to Common Stock pursuant to the terms of this Certificate of Incorporation immediately prior to such liquidation, dissolution or winding up of the Corporation.

(iii) Deemed Liquidation Events.

(A) Definition. Each of the following events shall be considered a “Deemed Liquidation Event”: (i) a merger or consolidation in which (A) the Corporation is a constituent party or (B) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation; except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of Common Stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of common stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the common stock of 1 the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (ii) (A) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (B) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one 1 or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(B) Effecting a Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in clause (A)(i)(A) of paragraph (b)(iii) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be allocated to the holders of capital stock of the Corporation in accordance with paragraph (b)(i) and paragraph (b)(ii).

(C) Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board of Directors.

(D) Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to clause (A)(i)(A) of paragraph (b)(iii), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with paragraph (b)(i) and paragraph (b)(ii) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with paragraph (b)(i) and paragraph (b)(ii) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this paragraph (b)(iii)(D), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Initial Consideration.

(c) Voting.

On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A-1 Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A-1 Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Amended and Restated Certificate of Incorporation, holders of Series A-1 Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

(d) Optional Conversion.

The holders of the Series A-1 Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(i) Right to Convert.

(A) Conversion Ratio. Each share of Series A-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price (as defined below) in effect at the time of conversion, provided, that a holder of the Series A-1 Preferred Stock shall not, within any thirty (30) day period, convert more than two percent (2%) of the number of shares of Series A-1 Preferred Stock originally issued to such holder. For clarity, a holder of Series A-1 Preferred Stock who desires to convert the maximum number of shares of Series A-1 Preferred Stock permissible pursuant to the preceding sentence will have converted all of such holder’s shares of Series A-1 Preferred Stock in approximately fifty (50) months. The “Conversion Price” applicable to the Series A-1 Preferred Stock shall initially be equal to $0.6341. Such initial Conversion Price, and the rate at which shares of Series A-1 Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(B) Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A-1 Preferred Stock; provided that the foregoing termination of Conversion Rights shall not affect the amount(s) otherwise paid or payable in accordance with paragraph (b)(i) to holders of Series A-1 Preferred Stock pursuant to such liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event.

(ii) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A-1 Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the number of shares of Common Stock to be issued upon conversion of the Series A-1 Preferred Stock shall be rounded to the nearest whole share.

(iii) Mechanics of Conversion.

(A) Notice of Conversion. In order for a holder of Series A-1 Preferred Stock to voluntarily convert shares of Series A-1 Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Series A-1 Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Series A-1 Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Series A-1 Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A-1 Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Series A-1 Preferred Stock, or to his, her or its nominees, a notice of issuance of uncertificated shares and may, upon written request, issue and deliver a certificate for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and, may, if applicable and upon written request, issue and deliver a certificate for the number (if any) of the shares of Series A-1 Preferred Stock represented by any surrendered certificate that were not converted into Common Stock, and (ii) pay all declared but unpaid dividends on the shares of Series A-1 Preferred Stock converted.

(B) Reservation of Shares. The Corporation shall at all times when the Series A-1 Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A-1 Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A-1 Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A-1 Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate oflncorporation. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

(C) Effect of Conversion. All shares of Series A-1 Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Series A-1 Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A-1 Preferred Stock accordingly.

(D) No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Series A-1 Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(E) Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A-1 Preferred Stock pursuant to this paragraph (d). The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A-1 Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(iv) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(v) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction, (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series A-1 Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A-1 Preferred Stock had been converted into Common Stock on the date of such event.

(vi) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of paragraph (a) do not apply to such dividend or distribution, then and in each such event the holders of Series A-1 Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A-1 Preferred Stock had been converted into Common Stock on the date of such event.

(vii) Adjustment for Merger or Reorganization, etc. Subject to the provisions of paragraph (b)(iii).if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A-1 Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (d)(v) or (d)(vi) hen, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A-1 Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one (1) share of Series A-1 Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board ofDirectors) shall be made in the application of the provisions in this paragraph (d) with respect to the rights and interests thereafter of the holders of the Series A-1 Preferred Stock, to the end that the provisions set forth in this paragraph (d) (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A-1 Preferred Stock.

(viii) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this paragraph (d), the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A-1 Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A-1 Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A-1 Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A-1 Preferred Stock.

(ix) Notice of Record Date. In the event that (a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A-1 Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or (b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or (c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A-1 Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A-1 Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A-1 Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

(e) Redeemed or Otherwise Acquired Shares. Any shares of Series A-1 Preferred Stock that are redeemed, converted or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and promptly cancelled and retired. All such shares shall upon their cancellation become authorized but unissued undesignated shares of Series A-1 Preferred Stock and may be reissued as part of a new series of Series A-1 Preferred Stock subject to the conditions and restrictions on issuance set forth herein or any Certificate of Designations creating a series of Series A-1 Preferred Stock or any similar stock, or as otherwise required by law.

(f) Waiver. Except as otherwise set forth herein (including, without limitation, as set forth in paragraph (c)). (a) any of the rights, powers, preferences and other terms of the Series A-1 Preferred Stock set forth herein may be waived on behalf of all holders of Series A-1 Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A-1 Preferred Stock then outstanding and (b) at any time more than one (1) series of Series A-1 Preferred Stock is issued and outstanding, any of the rights, powers, preferences and other terms of any series of Series A-1 Preferred Stock set forth herein may be waived on behalf of all holders of such series of Series A-1 Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of such series of Series A-1 Preferred Stock then outstanding.

(g) Notices. Any notice required or permitted by the provisions of this Article V to be given to a holder of shares of Series A-1 Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

(3) Series B Preferred Stock. The Series B Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “paragraphs” in this Section 5.03(3) of this Article V refer to paragraphs in this Section 5.03(3) of this Article V..

(a) The authorized number of Series B Preferred Stock shall initially be 31,374, which number the Board may from time to time increase (but not above the total number of authorized shares of preferred stock) or decrease (but not below the number of shares of Series B Preferred Stock then-outstanding). Shares of Series B Preferred Stock that are repurchased, redeemed or otherwise acquired by the Company shall be cancelled and shall revert to the status of authorized but unissued shares of preferred stock of the Company, undesignated as to series.

(b) Each holder of Series B Preferred Stock shall be entitled to ten thousand (10,000) votes for each share of Series B Preferred Stock held by such holder as of the applicable record date. Except as otherwise expressly provided herein or by applicable law, the holders of Common Stock and the holders of Series B Preferred Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the written consent of the stockholders of the Corporation.

(c) The Series B Preferred Stock shall be redeemed by the Corporation, in whole but not in part, automatically without any action by any Person on the first (1st) Business Day of 2026 (the “Redemption Date”). In the event on the Redemption Date, the Corporation does not have funds legally available for such redemption, the Redemption Date shall be the first date on which such funds are legally available. Each outstanding share of Series B Preferred Stock will be so redeemed for a cash payment in an amount equal to the par value for such shares and shall be effected on the books of the Corporation. Following the redemption by the Corporation of the Series B Preferred Stock on the Redemption Date, no holder shall have further right, title or interest in or to the Series B Preferred Stock. In connection with the filing of this Certificate of Incorporation, the Corporation has set apart funds for payment for the redemption of all shares of Series B Voting Preferred Stock and shall continue to keep such funds apart for such payment through the payment of the stated value for the redemption of all such shares.

(d) (1) In the event of any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, each holder of the Series B Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the par value with respect to each share of Series B Preferred Stock held by such holder (the “Series B Liquidation Amount,” and together with the Series A Liquidation Amount, the “Liquidation Amounts”), in preference to the holders of, and before any payment or distribution is made on the Common Stock and any other class of capital stock or series of preferred stock issued after the date hereof (the terms of which expressly provide that such class or series does not rank senior to or on parity with the Series B Preferred Stock), but only after payment of the Series A Liquidation Amount, if any.

(2) After the payment in full of the preferential amounts provided for in this clause (d), no holder of Series B Preferred Stock shall have any right or claim to any of the remaining assets of the Corporation.

(e) Holders of Series B Preferred Stock shall not be entitled to any preemptive rights to acquire additional capital stock of the Corporation.

ARTICLE VI

ARD OF DIRECTORS

Section 6.01. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 6.02. Number. Subject to the rights, if any, of the holders of one or more series of Preferred Stock then outstanding as provided for or fixed pursuant to the provisions of Article V, the total number of directors constituting the entire Board of Directors of the Corporation shall not be less than five nor more than nine, with the then-authorized number of directors fixed from time to time by the Board of Directors.

Section 6.03. Terms of Office. Except for the terms of such additional directors, if any, as elected by the holders of any series of Preferred Stock and as provided for or fixed pursuant to the provisions of Article V hereof, each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.

Section 6.04. Removal. Except for such additional directors, if any, as elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article V hereof, any director or the entire Board of Directors may be removed from office only for cause and only by the affirmative vote of at least 66-2/3% of the total voting power of the outstanding shares of the capital stock of the Corporation entitled to vote in any annual election of directors, voting together as a single class.

Section 6.05. Newly Created Directorships and Vacancies. Except as otherwise required by law and subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any newly created directorships resulting from an increase  in the authorized number of directors and any vacancies occurring in the Board of Directors, shall be filled solely by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom they have replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, or removal.

Section 6.06. Written Ballot. Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VII

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 7.01. Limitation of Liability. A director or officer of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as applicable, except for liability of (i) a director or officer for any breach of the director’s or officer’s duty f loyalty to the Corporation or its stockholders,(ii) a director or officer for acts or omissions not in good faith or which involve, intentional misconduct or a knowing violation oflaw, (iii) a director under Section 174 of the DGCL, or (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the Corporation.. If applicable law is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then, subject to clause (v), the liability of a director or officer to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. No amendment to, modification of, or repeal of this Section 7.01 shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment.

Section 7.02. Indemnification. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in accordance with such applicable law.

ARTICLE VIII

STOCKHOLDER ACTION

Section 8.01. Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation shall be called only by: (i) the Board of Directors or the Chair of the Board of Directors; or (ii) the Secretary of the Corporation, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the Bylaws.

Section 8.02. Written Consent Prohibition. No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting. Notwithstanding anything contained in this certificate of incorporation to the contrary, the affirmative vote of at least 75% in voting power of the then outstanding voting stock of the corporation, voting together as a single class, shall be required to amend, repeal, or adopt any provision inconsistent with this Article VIII

Section 8.03. Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the Bylaws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class (the “Requisite Holders’’).

ARTICLE IX

BYLAWS

Section 9.01. Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the Bylaws without any action on the part of the stockholders.

Section 9.02. Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the Bylaws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the Requisite Holders.

ARTICLE X

HlGHER VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS

As used in this Article X, the following defined terms shall have the meanings ascribed below:

“Affiliate or Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on October 10, 2024.

“Announcement Date” shall have the meaning set forth in Section 10.02(b)(i).

“Beneficial Owner” or “Beneficially Owned” shall have the meaning ascribed to such term in Rule l3d-3 of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended. In addition, a Person shall be the “Beneficial Owner” of any voting stock which such Person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or (b) the right to vote pursuant to any agreement, arrangement, or understanding (but neither such Person nor any such Affiliate or Associate shall be deemed to be the Beneficial Owner of any shares of voting stock solely by reason of a revocable proxy or consent granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies or consents for such meeting, and with respect to which shares neither such Person nor any such Affiliate or Associate is otherwise deemed the Beneficial Owner).

“Business Combination” shall mean any of the transactions described in any one or more of clauses (a) through (f) of Section 10.01.

“Commencement Date” shall have the meaning set forth in Section 10.02(b)(i).

“Continuing Director” shall mean any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors before the Interested Stockholder became an Interested Stockholder, and any director who is thereafter chosen to fill any vacancy on the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Stockholder and in connection with the director’s initial assumption of office is recommended for appointment or election by a majority of Continuing Directors then on the Board of Directors.

“Determination Date” shall have the meaning set forth in Section 10.02(b)(i).

“Excluded Preferred Stock” shall mean any series of Preferred Stock with respect to which a majority of the Continuing Directors have approved a Preferred Stock Designation creating such series that expressly provides that the provisions of this Article X shall not apply.

“Fair Market Value” shall mean (a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange listed stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the National Association of Securities Dealers, Inc. Automated Quotation System, or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in accordance with Section 10.03; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in accordance with Section 10.03.

“Interested Stockholder” shall mean any Person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee or fiduciary with respect to any such plan or holding voting stock for the purpose of funding any such plan or funding other employee benefits for employees of the corporation or any Subsidiary when acting in such capacity) who or which: (a) itself, or along with its Affiliates, is the Beneficial Owner, directly or indirectly, of more than 15% of the then outstanding voting stock; or (b) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was itself, or along with its Affiliates, the Beneficial Owner, directly or indirectly, of 15% or more of the then outstanding voting stock; or (c) is an assignee of or has otherwise succeeded to any voting stock which was at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended. For the purpose of determining whether a Person is an Interested Stockholder, the number of shares of voting stock deemed to be outstanding shall include shares deemed beneficially owned by the Interested Stockholder, but shall not include any other shares of voting stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options or otherwise.

“Person” shall mean an individual, corporation, partnership, joint venture, limited liability company, governmental or regulatory body, unincorporated organization, trust, association, or other entity.

“Subsidiary” shall mean any corporation of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at any time directly or indirectly owned by the Corporation.

Section 10.01. Higher Vote Required for Certain Business Combinations. In addition to any affirmative vote required by applicable law or this Certificate oflncorporation, and except as otherwise expressly provided in Section 10.02 below:

(a) any merger or consolidation of the Corporation or any Subsidiary with any Interested Stockholder or any other corporation (whether or not an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Stockholder;

(b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of an Interested Stockholder, of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $10,000,000 or more;

(c) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of an Interested Stockholder, in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10,000,000 or more;

(d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of an Interested Stockholder;

(e) any reclassification of securities (including any reverse stock split), recapitalization of the Corporation or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not an Interested Stockholder is a party thereto) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which are directly or indirectly owned by any Interested Stockholder or any Affiliate of an Interested Stockholder; or

(f) any agreement, contract, or other arrangement providing for any one or more of the actions specified in the foregoing (a) to (e) shall require, except as otherwise prohibited by applicable law, the affirmative vote of the holders of at least 75% of the voting power of the then outstanding voting stock, voting together as a single class, including the affirmative vote of the holders of at least 75% of the voting power of the then outstanding voting stock not owned directly or indirectly by any Interested Stockholder or any Affiliate of an Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be permitted, by applicable law or in any agreement with any national securities exchange or otherwise.

Section 10.02. When Higher Vote Not Required. The provisions of Section 10.01 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by applicable law or any other provision of this Certificate of Incorporation, if the conditions specified in either of the following paragraphs (a) or (b) are met:

(a) The Business Combination shall have been approved by a majority of the Continuing Directors; or

(b) All of the following conditions shall have been met:

(i) The aggregate amount, as of the date of the consummation of the Business Combination (the “Consummation Date’’), of (A) the cash and (B) the Fair Market Value of the consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following (in each case appropriately adjusted in the event of any stock dividend, stock split, combination of shares, or similar event): (x) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers’ fees) paid by the Interested Stockholder or any of its Affiliates for any shares of Common Stock acquired by them (1) within the two-year period immediately prior to the date of the first public announcement of the proposal of the Business Combination (the “Announcement Date”), or (2) in any transaction in which the Interested Stockholder became an Interested Stockholder (the “Determination Date”), whichever is higher; (y) the Fair Market Value per share of Common Stock on the Announcement Date or the Determination Date, whichever is higher; and (z) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of Common Stock;

(ii) The aggregate amount, as of the Consummation Date, of (A) the cash and (B) the Fair Market Value of the consideration other than cash to be received per share by holders of shares of any class or series (other than Common Stock or Excluded Preferred Stock) of outstanding capital stock shall be at least equal to the highest of the following (in each case appropriately adjusted in the event of any stock dividend, stock split, combination of shares, or similar event), it being intended that the requirements of this paragraph (b)(ii) shall be required to be met with respect to every such class or series of outstanding capital stock whether or not the Interested Stockholder or any of its Affiliates has previously acquired any shares of a particular class or series of capital stock: (w) (if applicable) the price per share equal to the Fair Market Value per share of such class of capital stock, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of capital stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of such class of capital stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of such class of capital stock; (x) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers’ fees) paid by the Interested Stockholder or any of its Affiliates for any shares of such class or series of capital stock acquired by them (1) within the two-year period immediately prior to the Announcement Date or (2) in any transactions in which it became an Interested Stockholder, whichever is higher;(y) the Fair Market Value per share of such class or series of capital stock on the Announcement Date or on the Determination Date, whichever is higher;

(iii) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (A) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock, except as approved by a majority of the Continuing Directors; (B) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors; (C) there shall have been an increase in the annual rate of dividends as necessary fully to reflect any recapitalization (including any reverse stock split) or any similar reorganization which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (D) such Interested Stockholder shall not have become the Beneficial Owner of any additional voting stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder;

(iv) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges, or other financial assistance, or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of, or in connection with, such Business Combination or otherwise; and

(v) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such act, rules or regulations) shall have been mailed to stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such act or subsequent provisions).

(vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such act, rules or regulations) shall have been mailed to stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such act or subsequent provisions).

Section 10.03. Determination by the Continuing Directors. The Continuing Directors of the Corporation shall have the power and duty to determine for the purposes of this Article X, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article X, including, without limitation (a) whether a Person is an Interested Stockholder; (b) the number of shares of voting stock beneficially owned by any Person; (c) whether a Person is an Affiliate or Associate of another; (d) whether the applicable conditions set forth in Section 10.02 have been met with respectto any Business Combination; (e) the Fair Market Value of stock or other property; and (f) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $10,000,000 or more. Any such determination made in good faith shall be binding and conclusive on all parties.

Section 10.04. No Effect on Fiduciary Obligations oflnterested Stockholders. Nothing contained in this Article X shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by applicable law.

Section 10.05. Amendment or Repeal. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage may be permitted by applicable law, this Certificate of Incorporation, or the Bylaws), but in addition to any affirmative vote of the holders of any particular class of the voting stock required by applicable law or this Certificate of Incorporation, the affirmative vote of the Requisite Holders, including the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding voting stock not owned directly or indirectly by any Interested Stockholder or any Affiliate of any Interested Stockholder, shall be required to amend, repeal, or adopt any provisions inconsistent with this Article X.

ARTICLE XI

MISCELLANEOUS

The Corporation renounces, to the fullest extent permitted by law, any interest, right or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an officer or employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Section will only be prospective and will not affect the rights under this Section in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Certificate of Incorporation, in addition to any other vote required by law or this Certificate of Incorporation, the affirmative vote of the Requisite Holders will be required to amend or repeal, or to adopt any provisions inconsistent with this Section.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine or that otherwise relates to the internal affairs of the Corporation, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided however, that notwithstanding any other provision of this Certificate of Incorporation or applicable law that might permit a lesser vote or no vote and in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, the affirmative vote of the Requisite Holders, shall be required to amend, alter, repeal, or adopt any provisions inconsistent with this Article XI of this Certificate of Incorporation.

I, the undersigned, being the incorporator of the Company, do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and accordingly, have hereto set my hand and seal this 15th day of October, 2024.

By:	/s/ Wing-Fai Ng
Wing-Fai Ng, Incorporator
AGBA Tower
68 Johnston Road
Wan Chai, Hong Kong SAR

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